EXHIBIT 4.3

STOCK PURCHASE AGREEMENT

By and Between

NYCOMED DANMARK ApS

and

NPS PHARMACEUTICALS, INC.

April 20, 2004

STOCK PURCHASE AGREEMENT

TABLE OF CONTENTS

1	PURCHASE AND SALE OF SHARES		1
2	PURCHASE PRICE - PAYMENT		1
	2.1	Purchase Price	1
	2.2	Delivery of Shares; Payment of Purchase Price	1
3	REPRESENTATIONS AND WARRANTIES OF THE COMPANY		2
	3.1	Corporate	2
	3.2	Authorization	2
	3.3	Capitalization	2
	3.4	Issuance of Shares	3
	3.5	Filings with the SEC	3
	3.6	Financial Information	4
	3.7	No Violation	4
	3.8	Absence of Certain Changes	4
	3.9	Material Non-Public Information	4
	3.10	Litigation	5
	3.11	Transactions with Affiliates	5
	3.12	Intellectual Property	6
	3.13	Environmental Matters	6
	3.14	Material Contracts	7
	3.15	Compliance with Laws; Permits	7
	3.16	Registration and Trading of Common Stock	7
	3.17	Registration or First Offer Rights	7
	3.18	FDA and Regulatory Rights	7
4	REPRESENTATIONS AND WARRANTIES OF THE BUYER		8
	4.1	Corporate	8
	4.2	Authority	8
	4.3	Securities Law Matters	9
5	PRE-CLOSING COVENANTS		9
	5.1	Closing Efforts	9
	5.2	Operation of Business	9
6	CONDITIONS TO CLOSING		10
	6.1	Conditions to the Obligations of the Buyer	10
	6.2	Conditions to the Obligations of the Company	11
7	TERMINATION		11
	7.1	Termination of Agreement	11
	7.2	Effect of Termination	12

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8	MISCELLANEOUS		12
	8.1	Disclosures and Announcements	12
	8.2	Assignment; Parties in Interest	12
	8.3	Law Governing Agreement	13
	8.4	Amendment and Modification	13
	8.5	Notice	13
	8.6	Survival	14
	8.7	No Finders or Brokers	14
	8.8	Expenses	14
	8.9	Entire Agreement	15
	8.10	Counterparts; Facsimile Signatures	15
	8.11	Headings	15
	8.12	Severability	15
	8.13	Venue	15

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STOCK PURCHASE AGREEMENT

            This STOCK PURCHASE AGREEMENT (this “Agreement”) dated April 20, 2004, by and between Nycomed Danmark ApS, a Danish corporation (the “Buyer”), and NPS Pharmaceuticals, Inc., a Delaware corporation (the “Company”).

            WHEREAS, the Company desires to issue and sell, and the Buyer desires to purchase, shares of the Company’s Common Stock, $.001 par value per share (the “Common Stock”); and

            WHEREAS, in connection with the execution and delivery of this Agreement, the Company and the Buyer have entered into a Registration Rights Agreement dated as of the date hereof, pursuant to which the Company is granting certain rights pertaining to the shares of Common Stock to be purchased by the Buyer pursuant to this Agreement (the “Registration Rights Agreement”);

            NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	PURCHASE AND SALE OF SHARES

            Subject to the terms and conditions of this Agreement, on the Closing Date (as defined below) the Company will sell to the Buyer and the Buyer will purchase from the Company 1,333,333 shares of the Company’s Common Stock (the “Shares”). The closing of the sale and purchase of the Shares (the “Closing”) will take place at the offices of Foley & Lardner LLP, 3000 K Street, NW, Washington, District of Columbia at 10:00 a.m. (Washington, DC time) on April 27, 2004 or on the first business day thereafter on which each of the conditions to Closing in Article 5 are fulfilled or waived, or at such other time, date and place as are mutually agreeable to the Buyer and the Company. The date of the Closing is hereinafter referred to as the “Closing Date.”

2.	PURCHASE PRICE —PAYMENT

2.1	Purchase Price.

                        The purchase price (the “Purchase Price”) paid for the Shares will be an aggregate of US $40 million (Forty Million United States Dollars).

2.2	Delivery of Shares; Payment of Purchase Price.

                        At the Closing, the Company will deliver to the Buyer a certificate registered in the name of the Buyer representing the Shares against payment therefor of the Purchase Price by the Buyer to the Company via wire transfer of immediately available United States Dollars in accordance with the wire transfer instructions attached hereto as Exhibit A.

3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            The Company represents and warrants to the Buyer that the statements contained in this Section 3 are true and correct.

3.1	Corporate.

3.1.(a)	Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has paid when due all Delaware franchise taxes. The Company is duly qualified to conduct the business it is currently engaged in. The Company is in good standing under the laws of and has paid when due all foreign qualification fees and franchise taxes with respect to, each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified, in good standing or to have paid such fees or taxes is not reasonably likely to have a Material Adverse Effect (as defined in Section 3.8 below).

3.1.(b)	Corporate Power. The Company has all requisite corporate power and authority to (i) own, operate and lease its properties and to carry on its business as and where such business is now being conducted, (ii) enter into and perform its obligations under this Agreement, the Registration Rights Agreement and any other documents or instruments to be executed and delivered by the Company in connection with the transactions contemplated hereby and thereby (collectively, the “Transaction Documents”), and (iii) to carry out the transactions contemplated hereby and thereby.

3.1.(c)	Corporate Documents, etc. The copies of the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and Amended and Restated By-Laws, as amended (the “By-Laws”), which have been delivered to the Buyer are true, correct and complete copies of such instruments as presently in effect.

3.2	Authorization.

                        The execution and delivery of this Agreement and each of the other Transaction Documents, and full performance hereunder and thereunder, have been duly authorized by the Board of Directors of the Company, and no other or further corporate act on the part of the Company or its shareholders is necessary therefor. This Agreement and each of the other Transaction Documents constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally, and by general equitable principles.

3.3	Capitalization.

                        The authorized capital stock of the Company consists of (a) 105,000,000 shares of Common Stock, $.001 par value per share, of which 37,212,058 shares were issued and outstanding as of April 6, 2004, and (b) 5,000,000 shares of Preferred Stock, $.001 par value per share (the “Preferred Stock”), of which no shares were issued or outstanding as of the date hereof. All of the issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights and were issued in compliance with all applicable federal, state and foreign securities laws. There have been no material changes in the Company’s capitalization since December 31, 2003. Options to purchase an aggregate of 3,900,856 shares of Common Stock were outstanding as of April 6, 2004. Except for the Company’s 3.0% Convertible Notes due 2008, there are no other options, warrants, instruments (including convertible debt instruments), calls, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or other commitments or agreements of any character to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

3.4	Issuance of Shares.

                        The offer, issuance, sale and delivery of the Shares in accordance with this Agreement have been duly authorized by all necessary corporate action on the part of the Company. The Shares, when issued, sold and delivered against payment therefor in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable, and will be free of any lien or encumbrance; provided, however, that the Shares may be subject to restrictions on transfer under state or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed. The sale of the Shares is not, and the issuance of the Shares will not be, subject to any preemptive right or right of first refusal that has not been properly waived or complied with. Based in part upon the representations and warranties made by the Buyer in Section 4.3 of this Agreement, the offer, issuance and sale of the Shares to the Buyer pursuant to this Agreement will comply with applicable exemptions from (i) the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the “Securities Act”), and (ii) the registration and qualification requirements of all applicable securities laws of the states of the United States. Neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemptions.

3.5	Filings with the SEC.

                        The Company has made all filings with, and furnished all documents to, the Securities and Exchange Commission (the “SEC”) that it has been required to file and furnish (collectively, the “Public Reports”), including, without limitation, all filings under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”). Each of the Public Reports complies in all material respects with all applicable requirements of the Securities Act and the Securities Exchange Act and the rules and regulations of the SEC thereunder. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. All contracts and other documents required to be filed by the Company with the SEC as exhibits to the Public Reports have been filed. As of the date hereof, the Company meets the requirements for use of Form S-3 for registration of the resale of Registrable Securities (as defined in the Registration Rights Agreement) and does not have any knowledge or reason to believe that it does not meet such requirements or any knowledge of any fact which would reasonably result in its not meeting such requirements.

3.6	Financial Information.

                        The audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, including the related footnotes thereto, (a) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (b) were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis (except as may be indicated in such financial statements or the notes thereto), (c) fairly present in all material respects the consolidated financial position of the Company as of the dates indicated and the results of its operations and cash flows for the periods indicated, and (d) are consistent with the books and records of the Company in all material respects.

3.7	No Violation.

                        Neither the execution, delivery and performance of this Agreement or any of the other Transaction Documents nor the consummation by the Company of the transactions contemplated hereby or thereby (a) will violate any statute, law, ordinance, rule or regulation or any order, writ, injunction, judgment, plan or decree of any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other governmental or regulatory body, whether federal, state, municipal, foreign or other (each a “Government Entity”), (b) will require any permit, authorization, consent or approval of, exemption or other action by, notice to or filing with any Government Entity, or (c) will violate or conflict with, or constitute a breach or default (or an event which, with notice or lapse of time, or both, would constitute a breach or default) under, or will result in the termination of, the forfeiture of any rights under or accelerate the performance required by, or result in the creation of any lien upon any of the assets of the Company (or the Shares) under, or require any notice, consent or waiver under, any term or provision of the Certificate of Incorporation, By-Laws or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which the Company or any of its subsidiaries is a party or by which the Company, any of its subsidiaries or any of their respective assets or properties is or may be bound or subject.

3.8	Absence of Certain Changes.

                        Since December 31, 2003, there has been no change or development that has had or could reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the business, assets, liabilities, properties, financial condition or results of operation of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”).

3.9	Material Non-Public Information.

                        Except for the subject-matter of this Agreement, the Transaction Documents and the transactions related thereto, the Company has not provided Buyer with any material information that has not already been disclosed in its Public Reports. Subject to Section 8.1, the Company shall, as soon as practicable (and in any event within 5 business days) following the Closing, file a Current Report on Form 8-K and/or issue a press release that discloses the Closing and any material, non-public information regarding the subject-matter of this Agreement and the Transaction Documents and the transactions related thereto.

3.10	Litigation.

                        Except as disclosed in the Public Reports, there is no Legal Proceeding (as defined below) which (a) is pending or has been, to the knowledge of the Company, threatened against the Company or any subsidiary of the Company or (b) to the knowledge of the Company, is pending or has been threatened against any of the officers or directors of the Company or any subsidiary of the Company and which, in the case of clauses (a) and (b), (i) could reasonably be expected to have a Material Adverse Effect or (ii) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the other Transaction Documents. There is no material Legal Proceeding filed by the Company currently pending and the Company does not currently intend to initiate any such material Legal Proceeding. As used in this Agreement, “Legal Proceeding” means any action, suit, proceeding, claim, arbitration or investigation before any Government Entity.

3.11	Transactions with Affiliates.

                        Since December 31, 2003, neither the Company nor any of its subsidiaries has entered into any relationship or transaction with any director, director nominee or executive officer of the Company (or any immediate family member of any of the foregoing) or, to the knowledge of the Company, any security holder of the Company who is known to the Company to own of record or beneficially more than 5% of the Common Stock (or any member of the immediate family member of such person), which relationship or transaction would be required to be disclosed by the Company pursuant to Item 404 of Regulation S-K of the SEC.

3.12	Intellectual Property.

                        The Company and its subsidiaries own or have the right to use any and all Intellectual Property (as defined below) necessary to conduct the business of the Company and its subsidiaries as currently conducted, and, to their knowledge, that would be used or necessary as such business is planned to be conducted, except where the failure to own or possess such rights would not result in a Material Adverse Effect. For the purposes of this Agreement, the term “Intellectual Property” means (a) patents, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets, (b) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (c) processes, formulae, methods, schematics, technology, know-how, computer software programs and applications, and (d) other tangible or intangible proprietary or confidential information and materials. No claims have been made, and to the Company’s knowledge, no claims are threatened, that challenge the validity or scope of any material Intellectual Property of the Company or any of its subsidiaries. The Company and each of its subsidiaries have taken reasonable measures to protect the proprietary nature of their Intellectual Property. No action or claim has been filed, is pending or, to the Company’s knowledge, has been threatened against the Company or any of its subsidiaries based upon or challenging or seeking to deny or restrict the ownership by the Company or any of its subsidiaries of any Intellectual Property. Neither the Company nor any of its subsidiaries has received any written notice that it is in conflict with or infringing upon the asserted intellectual property rights of others, and, to the Company’s knowledge, neither the use of any Intellectual Property by the Company or any of its subsidiaries nor the operation of the business of the Company and its subsidiaries is infringing or has infringed upon the intellectual property rights of any third party.

3.13	Environmental Matters.

                        The Company and its subsidiaries (a) are in compliance with any and all Environmental Laws (as defined below), (b) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses, and (c) are in compliance with all terms and conditions of any such permit, license or approval, except in each case where the failure of the Company and its subsidiaries would not, either individually or in the aggregate, have a Material Adverse Effect. The Company has not received any notice with respect to, nor is any action pending, or to the knowledge of the Company, threatened in connection with, any past or present releases of any material into the environment, actions, activities, circumstances, conditions, events, incidents, or contractual obligations which may give rise to any common law environmental liability or any liability under any Environmental Law, except in each case actions that would not, either individually or in the aggregate, have a Material Adverse Effect. As used in this Agreement, the term “Environmental Laws” means all federal, state, local and foreign laws relating to the protection, investigation or restoration of the environment, or human health and safety, including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

3.14	Material Contracts.

                        Except for this Agreement and the other Transaction Documents, since December 31, 2003, neither the Company nor any subsidiary of the Company has entered into any contract or other agreement which would be required to be filed by the Company with the SEC pursuant to Item 601(b)(10) of Regulation S-K of the SEC.

3.15	Compliance with Laws; Permits.

                        Neither the Company nor any of its subsidiaries is in violation of any applicable statute, rule, regulation, order, judgment, decree, writ or restriction of any Government Entity in respect of the conduct of its businesses or the ownership of its properties (including, without limitation, environmental and occupational health and safety laws), which violation has had or could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its subsidiaries has received any notice of, nor does the Company have any knowledge of, any violation (or of any investigation, inspection, audit or other proceeding by any Government Entity involving allegations of any violation) of any applicable law involving or related to the Company or any of its subsidiaries that has not been dismissed or otherwise disposed of and which, if true, could reasonably be expected to have a Material Adverse Effect.

3.16	Registration and Trading of Common Stock.

                        The Company has registered its Common Stock pursuant to Section 12(g) of the Securities Exchange Act. The Common Stock is currently approved for trading on The NASDAQ National Market, and the Company has not been notified of, and does not otherwise have knowledge of, any proceeding to revoke or suspend such approval.

3.17	Registration or First Offer Rights.

                        Except as provided in or contemplated by the Registration Rights Agreement or disclosed in the Public Reports, the Company has not granted or agreed to grant any registration rights, including piggyback rights, or any right of first offer or other preemptive rights to any Person.

3.18	FDA and Regulatory Rights.

                        The Company and each of its subsidiaries has filed with the U.S. Food and Drug Administration (the “FDA”) and all other applicable foreign, state and local regulatory bodies for, and received approval of, all registrations, applications, licenses, requests for exemptions, permits and other regulatory authorizations material to the conduct of its business as now conducted. The Company and its subsidiaries are in compliance with all such registrations, applications, licenses, requests for exemptions, permits and other regulatory authorizations, and all applicable FDA, foreign, state and local rules and regulations; and the Company has no reason to believe that any party granting any such registration, application, license, request for exemption, permit or other authorization is considering limiting, suspending or revoking the same in any respect, except, in each case, where any such failure to comply, or any such limitation, suspension or revocation, would not, individually or in the aggregate, have a Material Adverse Effect. Each of the human clinical trials, animal studies and other preclinical tests conducted by the Company or any of its subsidiaries, or in which the Company or any of its subsidiaries have participated and such studies and tests conducted on behalf of the Company or any of its subsidiaries, were and, if still pending, are being conducted in all material respects (a) in accordance with experimental protocols, procedures and controls generally used by qualified experts in the preclinical or clinical study of products comparable to those being developed by the Company and (b) in compliance with all applicable current Good Laboratory and Good Clinical Practices; the descriptions of the results of such studies, tests and trials contained in the Public Reports are accurate and complete in all material respects, and the Company has no knowledge of any other trials, studies or tests, the results of which reasonably call into question the results described or referred to in the Public Reports; and neither the Company nor any of its subsidiaries has received any notices or correspondence from the FDA or any other governmental agency requiring the termination, suspension or modification (other than such modifications as are normal in the regulatory process) of any animal studies, preclinical tests or clinical trials conducted by or on behalf of the Company or any of its subsidiaries or in which the Company or any of its subsidiaries have participated.

4.	REPRESENTATIONS AND WARRANTIES OF THE BUYER

            The Buyer represents and warrants to the Company that the statements contained in this Section 4 are true and correct.

4.1	Corporate.

4.1.(a)	Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of Denmark.

4.1.(b)	Corporate Power. The Buyer has all requisite corporate power to enter into this Agreement and the other Transaction Documents to be executed and delivered by the Buyer pursuant to the terms hereof.

4.2	Authority.

                        The execution and delivery of this Agreement and the other Transaction Documents to be executed and delivered by the Buyer pursuant hereto and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of the Buyer. No other corporate act or proceeding on the part of the Buyer or its shareholders is necessary to authorize this Agreement or the other Transaction Documents to be executed and delivered by the Buyer pursuant hereto or the consummation by the Buyer of the transactions contemplated hereby and thereby. This Agreement and each of the other Transaction Documents executed and delivered by the Buyer constitutes a valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally, and by general equitable principles.

4.3	Securities Law Matters.

4.3.(a)	Accredited Investor. The Buyer is an “accredited investor” within the meaning of Rule 501(a) promulgated under the Securities Act.

4.3.(b)	Investment Intent. The Buyer is purchasing the Shares for its own account, with no view to any distribution thereof in a transaction that would violate the Securities Act or the securities laws of any state of the United States or any other applicable jurisdiction.

4.3.(c)	Access to Information. The Buyer acknowledges that it has had access to such financial and other information regarding the Company, and has been afforded the opportunity to ask questions of representatives of the Company and receive answers thereto, as the Buyer has deemed necessary in connection with its decision to purchase the Shares, provided, that, in no event shall this representation in any way limit or modify the Buyer’s right to rely on, or to recover for any breach of, the representations and warranties set forth in Section 3 of this Agreement.

4.3.(d)	Shares are Restricted Securities. The Buyer acknowledges that the Shares are being offered and sold in a transaction not involving a public offering within the meaning of the Securities Act and that the sale of the Shares has not been registered under the Securities Act or any securities law of any state in the United States, and the Buyer agrees that the Shares may only be offered, resold, pledged or otherwise transferred (i) pursuant to a transaction exempt from the registration requirements of the Securities Act, or (ii) pursuant to an effective registration statement under the Securities Act, and in each case, in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

5.	PRE-CLOSING COVENANTS

5.1	Closing Efforts.

                        Each of the parties shall use its reasonable best efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its reasonable best efforts to cause (a) its representations and warranties to remain true and correct in all material respects through the Closing Date and (b) the conditions to the obligations of the other party to consummate the transactions contemplated by this Agreement to be satisfied.

5.2	Operation of Business.

                        During the period from the date of this Agreement to the Closing, the Company shall (and shall cause each subsidiary to) conduct its operations in the ordinary course of business and in material compliance with all applicable laws and regulations.

6.	CONDITIONS TO CLOSING

6.1	Conditions to the Obligations of the Buyer.

                        The obligation of the Buyer to effect the transactions contemplated by this Agreement is subject to the fulfillment, or the waiver by the Buyer, of each of the following conditions at or before the Closing:

6.1.(a)	Accuracy of Representations and Warranties. Each representation and warranty contained in Section 3 shall be true and correct in all material respects on and as of the Closing Date (except that any representation and warranty that by its terms is already subject to a materiality or a Material Adverse Effect qualification shall be true and correct in all respects) with the same effect as though such representation and warranty had been made on and as of that date; and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer and chief financial officer of the Company to such effect.

6.1.(b)	Performance. The Company shall have performed, satisfied and complied in all material respects with the agreements and conditions contained in this Agreement required to be performed, satisfied or complied with by the Company at or prior to the Closing, and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer and chief financial officer of the Company to such effect.

6.1.(c)	No Governmental Proceedings. No proceeding challenging this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby, or seeking to prohibit, alter, prevent or materially delay the Closing, shall have been instituted and remain pending before any Government Entity.

6.1.(d)	Registration Rights Agreement. The Registration Rights Agreement shall have been executed and delivered by Company.

6.1.(e)	Opinion. The Buyer shall have received from James U. Jensen, Vice President, Corporate Development and Legal Affairs, and Secretary of the Company, a legal opinion in form and substance reasonably satisfactory to the Buyer.

6.1.(f)	Good Standing Certificate. The Company shall have delivered to the Buyer a certificate as of a recent date evidencing the incorporation and good standing of the Company in the State of Delaware issued by the Secretary of State of the State of Delaware.

6.1.(g)	Registration Statement. The Company shall have delivered to the Buyer evidence reasonably satisfactory to the Buyer that the registration statement to be filed pursuant to the Registration Rights Agreement is ready for filing with the SEC, including without limitation delivery of copies of (i) the registration statement with all exhibits and signatures thereto and (ii) consents of the Company’s accountants and legal counsel, each in form and substance reasonably acceptable to the Buyer.

6.1.(h)	Other Matters. All corporate and other proceedings in connection with the transactions contemplated by this Agreement, the other Transaction Documents and all documents and instruments incident to such transactions shall be reasonably satisfactory in form and substance to the Buyer, and the Buyer shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

6.2	Conditions to the Obligations of the Company.

                        The obligation of the Company to effect the transactions contemplated by this Agreement is subject to the fulfillment, or the waiver by the Company, of each of the following conditions at or before the Closing:

6.2.(a)	Accuracy of Representations and Warranties. Each representation and warranty contained in Section 4 shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representation and warranty had been made on and as of the date, and the Company shall have received a certificate signed on behalf of the Buyer by an authorized officer of the Buyer to such effect.

6.2.(b)	Performance. The Buyer shall have performed, satisfied and complied in all material respects with the agreements and conditions contained in this Agreement required to be performed, satisfied or complied with by the Buyer at or prior to the Closing, and the Company shall have received a certificate signed on behalf of the Buyer by an authorized officer of the Buyer to such effect.

6.2.(c)	No Governmental Proceedings. No proceeding challenging this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby, or seeking to prohibit, alter, prevent or materially delay the Closing, shall have been instituted and remain pending before any Government Entity.

6.2.(d)	Registration Rights Agreement. The Registration Rights Agreement shall have been executed and delivered by Buyer.

7.	TERMINATION

7.1	Termination of Agreement.

                        The parties may terminate this Agreement prior to the Closing as provided below:

7.1.(a)	the parties may terminate this Agreement by mutual written consent;

7.1.(b)	the Buyer may terminate this Agreement by giving written notice to the Company in the event the Company is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in clauses (a) or (b) of Section 6.1 not to be satisfied and (ii) is not cured within 10 days following delivery by the Buyer to the Company of written notice of such breach;

7.1.(c)	the Company may terminate this Agreement by giving written notice to the Buyer in the event the Buyer is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in clauses (a) or (b) of Section 6.2 not to be satisfied and (ii) is not cured within 10 days following delivery by the Company to the Buyer of written notice of such breach;

7.1.(d)	the Buyer may terminate this Agreement by giving written notice to the Company if the Closing shall not have occurred on or before May 28, 2004 by reason of the failure of any condition precedent under Section 6.1 (unless the failure results primarily from a breach by the Buyer of any representation, warranty or covenant contained in this Agreement); or

7.1.(e)	the Company may terminate this Agreement by giving written notice to the Buyer if the Closing shall not have occurred on or before May 28, 2004 by reason of the failure of any condition precedent under Section 6.2 (unless the failure results primarily from a breach by the Company of any representation, warranty or covenant contained in this Agreement).

7.2	Effect of Termination.

                        If either party terminates this Agreement pursuant to Section 7.1, all obligations of the parties hereunder shall terminate without any liability to either party to the other party (except for any liability of a party for breaches of this Agreement).

8.	MISCELLANEOUS

8.1	Disclosures and Announcements.

                        Announcements concerning the transactions provided for in this Agreement by the Buyer or the Company shall be subject to the approval of the other party in all essential respects, except that approval of the Buyer or the Company, as the case may be, shall not be required as to any statements and other information which the other party may submit to the SEC or be required to make pursuant to any rule or regulation of the SEC or any stock exchange or otherwise required by law, in which case the party required to disclose such information shall use its reasonable best efforts to provide the other party with advance notice of and opportunity to comment upon such disclosure.

8.2	Assignment; Parties in Interest.

8.2.(a)	Assignment. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other party.

8.2.(b)	Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

8.3	Law Governing Agreement.

                        This Agreement may not be modified or terminated orally, and shall be construed and interpreted according to the internal laws of the State of New York, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

8.4	Amendment and Modification.

                        The Buyer and the Company may amend, modify and supplement this Agreement in such manner as they may agree upon in writing.

8.5	Notice.

                        All notices, requests, demands and other communications hereunder shall be given in writing and shall be deemed delivered (a) four business days after being sent to the parties at their respective addresses indicated herein by registered or certified mail, return receipt requested and postage prepaid, or (b) three business days after being sent via a reputable courier service guaranteeing international delivery within three business days. The respective addresses to be used for all such notices, demands or requests are as follows:

(i)	If to the Buyer, to:

Nycomed Danmark ApS Langebjerg 1 DK-4000 Roskilde Denmark Attention: President Facsimile: +45 46 75 69 68

(with copies to)

Nycomed Group P.O. Box 205 NO-1372 Asker, Norway Attention: General Counsel Facsimile: 47 66 76 35 13

Hale and Dorr LLP 60 State Street Boston, Massachusetts 02109 Attention: Stuart Falber, Esq. Facsimile: 617-526-5000

(ii)	If to the Company, to:

NPS Pharmaceuticals, Inc. 420 Chipeta Way Salt Lake City, Utah 84108 Attention: Office of the General Counsel Facsimile: (801) 583-4961

(with a copy to)

Foley & Lardner LLP 3000 K Street, NW Washington, DC 20007 Attention: Thomas E. Hartman, Esq. Facsimile: (202) 672-5399

                        Any party to this Agreement may give notice or other communication hereunder using any other means (including personal delivery, messenger service, telecopy ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Each party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in accordance with this Section.

8.6	Survival.

                        All of the representations and warranties contained or provided for herein shall expire and no longer be of any force or effect on the second anniversary of the date of this Agreement.

8.7	No Finders or Brokers.

                        Each party represents and warrants to the other that it has not engaged any investment banker, finder or broker and neither is nor will be obligated to pay any finder’s fee or commission in connection with the transactions contemplated hereby. Each party agrees to indemnify and hold harmless the other from any liability for any fees, commissions or other payments (and any costs and expenses) that may arise as a result of such party’s breach of its representation and warranty made above in this Section 8.7.

8.8	Expenses.

                        Regardless of whether or not the transactions contemplated hereby are consummated, except as otherwise provided herein or in the other Transaction Documents, each of the parties shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby. The Company shall pay, and will hold the Buyer harmless from, any and all transfer, stamp or other taxes, if any, that may arise in connection with the issuance of the Shares to the Buyer. In the event that any suit, action or arbitration is instituted in connection with any alleged breach of, or to enforce any of the provisions in, this Agreement or any of the other Transaction Documents, the prevailing party in such dispute shall be entitled to recover from the losing party the reasonable fees and expenses of its attorneys and agents in connection with such dispute, which shall include, without limitation, all fees, costs and expenses of appeals.

8.9	Entire Agreement.

                        This Agreement and the Transaction Documents collectively embody the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein or therein.

8.10	Counterparts; Facsimile Signatures.

                        This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The delivery of a signature page of this Agreement by one party to the other party via facsimile transmission shall constitute the execution and delivery of this Agreement by the transmitting party.

8.11	Headings.

                        The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

8.12	Severability.

                        The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

8.13	Venue.

                        Each party to this Agreement (a) submits to the jurisdiction of any state or federal court sitting in New York in any action or proceeding arising out of or relating to this Agreement or the other Transaction Documents, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or the other Transaction Documents in any other court.

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            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

NPS PHARMACEUTICALS, INC.
By:	/s/ Hunter Jackson
	Name:	Hunter Jackson
	Title:	President and CEO

NYCOMED DANMARK ApS
By:	/s/ Hakan Bjorklund
	Name:	Hakan Bjorklund
	Title:	President and CEO